UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 9, 2023

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35366 (Commission File Number)	20-5157386 (IRS Employer Identification No.)

1111 Kane Concourse, Suite 301

Bay Harbor Islands, FL 33154

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act.

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FBIO	Nasdaq Capital Market
9.375% Series A Cumulative Redeemable Perpetual Preferred Stock	FBIOP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

On October 9, 2023, Fortress Biotech, Inc. (the “Company”) filed a Certificate of Amendment (the “Amendment”) to its Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of Delaware to effect a 1-for-15 reverse stock split (the “Reverse Stock Split”) of the Company’s shares of common stock, $0.001 par value (the “Common Stock”). The Company’s stockholders approved the Reverse Stock Split at the Special Meeting (as defined below) within a range of between 1-for-5 and 1-for-15, such ratio to be determined by the Board of Directors of the Company (the “Board”). On October 9, 2023, the Board selected the 1-for-15 reverse stock split ratio.

As a result of the Reverse Stock Split, every 15 shares of the Company’s pre-reverse split Common Stock will be combined and reclassified as one share of Common Stock. Proportionate voting rights and other rights of common stockholders will not be affected by the Reverse Stock Split, other than as a result of the payment for fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fractional share of Common Stock will receive (upon surrender to the exchange agent of certificates representing such shares), a cash payment in lieu thereof, without interest or deduction, rounded to the nearest cent, in an amount equal to the product obtained by multiplying (a) the closing price per share of our Common Stock as reported on The Nasdaq Stock Market as of the effective date of the Reverse Stock Split, by (b) the fraction of one share owned by the stockholder.

The Reverse Stock Split will become effective on October 10, 2023, and the Common Stock will be quoted on The Nasdaq Stock Market on a post-split basis at the open of business on October 10, 2023. The Company’s post-reverse split Common Stock has a new CUSIP number, 34960Q307, but the par value and other terms of the Common Stock were not affected by the Reverse Stock Split.

As a result of the Reverse Stock Split, proportionate adjustments were made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all outstanding stock options, restricted stock unit awards and warrants granted by the Company, and the number of shares reserved for issuance under the Company’s 2013 Stock Incentive Plan and the 2012 Employee Stock Purchase Plan will be proportionately reduced all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and restricted stock units.

The Company’s transfer agent, VStock Transfer, LLC, is acting as exchange agent for the Reverse Stock Split and will send instructions to stockholders of record regarding the exchange of certificates for Common Stock.

The foregoing descriptions of the Amendment and the Reverse Stock Split set forth above do not purport to be complete and are qualified in their entirety by reference to the Amendment and the definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on August 25, 2023 (the “Proxy Statement”). A copy of the Amendment is being filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures set forth in Item 3.03 of this Current Report on Form 8-K are incorporated into this Item 5.03 by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On October 9, 2023, the Company held a special meeting of stockholders at 10:00 a.m. Eastern Time by means of an online virtual meeting platform (the “Special Meeting”). Stockholders representing 96,977,106 shares of the Company’s Common Stock, or 72.9%, of the 133,087,296 shares entitled to vote, were represented in person or by proxy, constituting a quorum.

At the Special Meeting, the proposal for the approval of the Amendment was approved by the Company’s stockholders. The Amendment is described in detail in the Proxy Statement.

The votes with respect to the Amendment were as follows:

Total Votes For	Total Votes Against	Abstentions
92,383,198	3,552,140	1,041,768

Item 8.01 Other Events.

On October 9, 2023, the Company issued a press release announcing the Reverse Stock Split ratio. A copy of such press release is being furnished as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit 3.1 is filed herewith and Exhibit 99.1 is furnished herewith:

Exhibit Number	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Fortress Biotech, Inc.
99.1	Press Release, dated October 9, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are imbedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Biotech, Inc.
(Registrant)

Date: October 10, 2023

	By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.
Chairman, President and Chief Executive Officer